                                                                  EXHIBIT 12

                             DELTA AIR LINES, INC.

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In Millions except ratios)

                                                   Six Months       Six Months
                                                     Ended            Ended
                                                  December 31,     December 31,
                                                      1994             1993
                                                  ------------     ------------
Earnings (before cumulative effect of
 accounting changes):
  Income (loss)                                       $ 54             $(81)

Add (deduct):
  Income tax (credit) provision                         45              (66)
  Fixed charges                                        336              347
  Interest capitalized                                 (15)             (18)
  Interest offset on Guaranteed Serial
   ESOP Notes                                           (1)              (6)
                                                      ----             ----
Earnings as adjusted                                  $419             $176
                                                      ====             ====

Fixed charges:
  Interest expense                                    $150             $153
  1/3 of rentals                                       185              188
  Additional interest on Guaranteed Serial
   ESOP Notes                                            1                6
                                                      ----             ----
Total fixed charges                                   $336             $347
                                                      ====             ====

Ratio of earnings to fixed charges                    1.25

Earnings for the six months December 31, 1993 were inadequate to cover fixed charges.
Additional earnings of $171 million would have been necessary to bring the ratio to 1.0.